Exhibit 99.1

Contact:

Name:  John Moreira or John Gavin

Phone:  (781) 441-8338

For Immediate Release

NSTAR Reports Second Quarter Results for 2011

Boston, MA – July 28, 2011 – NSTAR (NYSE: NST) today reported earnings attributable to common shareholders of $61.1 million, or $0.59 per common share, for the second quarter of 2011, compared to $171.0 million, or $1.61 per share reported for the same period in 2010.  Last year’s second quarter included a one-time gain of $109.4 million, or $1.03 per share, associated with the sale of NSTAR’s district energy operations in June 2010.  The current quarter includes a net charge of $1.1 million, or $0.01 per share, for costs associated with the pending merger with Northeast Utilities.  Excluding these items, earnings were $62.2 million, or $0.60 per share, compared to $61.6 million, or $0.58 per share, for the second quarter of 2010.

Chairman, President and Chief Executive Officer Thomas J. May said, “We continue to make progress on our pending merger with Northeast Utilities.  On July 6th, the Federal Energy Regulatory Commission approved the transaction.  In addition, the Massachusetts Department of Public Utilities has now completed hearings on the merger proceeding.  In our testimony with the Department and the nearly 1,000 information requests that NSTAR completed, we have demonstrated that the merger will provide substantial benefits for customers from both a financial and environmental perspective. Customers of the merged company are expected to benefit from net savings of approximately $784 million within the first 10 years.  This is a truly compelling story for our customers, the state and the regional economy.  We remain confident that the merger will close later this year.”

“At the halfway mark of 2011, our service quality continues to be outstanding.  Our system reliability and customer response levels continue to be very strong, and our customers are pleased with our performance as indicated in a recent J.D. Power & Associates residential customer survey.  We moved up two notches and are now the highest ranking major utility in the East Coast from Boston to Washington, D.C. for service quality.  From a financial perspective, our earnings from operations are in line with the guidance we provided and we expect that trend to continue,” said May.

The current quarter increase in earnings of $0.02, before merger-related costs and the one-time gain from last year, primarily reflects higher transmission revenues, higher gas distribution revenues as gas sales increased and the impact of a 2010 order from the Massachusetts Department of Public Utilities that reduced transition revenues in last year’s second quarter. The impact of these factors was offset somewhat by increases in depreciation and property taxes, which reflect the continued investment in the Company’s electric and gas system infrastructure and a 1.8% decline in electric sales.  Other factors that had an impact on earnings for the quarter are summarized in the table on the following page.

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A reconciliation of second quarter results is as follows:

EPS – Q2 2010 before one-time gain		$0.58
DPU order – transition revenues adjustment (2010)	$0.03
Increase in gas sales	0.01
Increase in transmission revenue	0.01
Energy efficiency revenues	0.01
Decrease in common shares outstanding	0.01
Telecommunications operations	0.01	0.08

Increase in depreciation and property taxes	(0.02)
Decrease in electric sales	(0.02)
Increase in operations and maintenance	(0.01)
Absence of earnings from discontinued operations	(0.01)	(0.06)
EPS before merger-related costs		0.60
Merger-related costs, net		(0.01)
Reported EPS – Q2 2011		$$0.59

Comparative unaudited results for the second quarter and year-to-date periods were as follows:

	Three months ended June 30:
Financial Data (in thousands, except per share data)	2011	2010	% Change
Operating revenues from continuing operations	$651,411	$656,624	(0.8)%

Net income from continuing operations (excluding merger-related costs)	$62,703	$60,581	3.5%
Income from discontinued operations, net of tax (1)	-	1,535
Less: Preferred stock dividends of subsidiary	490	490	-%
Net income before merger-related costs and one-time gain	62,213	61,626	1.0%
Merger-related costs, net (2)	(1,080)	-
Total	61,133	61,626	(0.8)%
Gain on sale of discontinued operations, net	-	109,398
Net income attributable to common shareholders	$61,133	$171,024	(64.3)%

Weighted average number of common shares - diluted	104,044	106,169	(2.0)%

Earnings per diluted common share:
Continuing operations (excluding merger-related costs)	$0.60	$0.57	5.3%
Discontinued operations (1)	-	0.01
EPS before merger-related costs	0.60	0.58	3.4%
Merger-related costs, net (2)	(0.01)	-
Gain on sale of discontinued operations, net (1)	-	1.03
Total earnings per diluted common share	$0.59	$1.61	(63.4)%
Dividends paid per common share	$0.425	$0.40	6.3%
(1)	Relates to the sale of NSTAR’s district energy operations completed in June 2010.
(2)	Relates to costs associated with the pending merger with Northeast Utilities.

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	Six months ended June 30:
Financial Data (in thousands, except per share data)	2011	2010	% Change
Operating revenues from continuing operations	$1,444,109	$1,424,092	1.4%

Net income from continuing operations (excluding merger-related costs)	$124,401	$115,503	7.7%
Income from discontinued operations, net of tax (1)	-	7,110
Less: Preferred stock dividends of subsidiary	980	980	-%
Net income before merger-related costs and one-time gain	123,421	121,633	1.5%
Merger-related costs, net (2)	(5,877)	-
Gain on sale of discontinued operations, net	-	109,109
Net income attributable to common shareholders	$117,544	$230,742	(49.1)%

Weighted average number of common shares - diluted	103,992	106,599	(2.4)%

Earnings per diluted common share:
Continuing operations (excluding merger-related costs)	$1.19	$1.07	11.2%
Discontinued operations (1)	-	0.07
EPS before merger-related costs	1.19	1.14	4.4%
Merger-related costs, net (2)	(0.06)	-
Gain on sale of discontinued operations, net (1)	-	1.02
Total earnings per diluted common share	$1.13	$2.16	(47.7)%
Dividends paid per common share	$0.85	$0.80	6.3%
(1)	Relates to the sale of NSTAR’s district energy operations completed in June 2010.
(2)	Relates to costs associated with the pending merger with Northeast Utilities.

More detailed financial information will be provided in NSTAR’s Quarterly Report on Form 10-Q that is expected to be filed with the Securities and Exchange Commission on or about August 5, 2011.

Second Quarter Conference Call

NSTAR is holding a conference call to discuss its second quarter 2011 financial results on Friday, July 29, 2011 at 9:00 a.m. (Eastern Time).  The call is being webcast and can be accessed on NSTAR’s corporate website – www.nstar.com – by selecting “Investor Relations” then “Webcast.”  A replay of the call will be archived on our website in the Investor Relations section under “Financial Information” and then “Webcast Archives.”

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on the current expectations, estimates or projections of management, and are not guarantees of future performance.  Actual results could differ materially from these statements.

Examples of some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following: adverse financial market conditions including changes in interest rates and the availability and cost of capital; adverse economic conditions; changes to prevailing local, state and federal governmental policies and regulatory actions (including those of the Massachusetts Department of Public Utilities and the Federal Energy Regulatory Commission) with respect to allowed rates of return, rate structure, continued recovery of regulatory assets and energy costs, financings, municipalization, acquisition and disposition of assets, operation and construction of facilities, changes in tax laws and policies, and changes in, and compliance with, environmental and safety laws and policies; new governmental regulations or changes

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to existing regulations that impose additional operating requirements or liabilities; changes in available information and circumstances regarding legal issues and the resulting impact on our estimated litigation costs; weather conditions that directly influence the demand for electricity and natural gas; impact of continued cost control processes on operating results; ability to maintain current credit ratings; impact of uninsured losses; impact of adverse union contract negotiations; damage from major storms and other natural events or disasters; impact of conservation measures and self-generation by our customers; changes in financial accounting and reporting standards; changes in hazardous waste site conditions and the cleanup technology; prices and availability of operating supplies; impact of terrorist acts and cyber-attacks; impact of service quality performance measures; impact of the expected timing, likelihood and expense of completion of the pending merger with Northeast Utilities, any of which could be adversely affected by, among other things (i) the timing and conditions of any required governmental and regulatory approvals, (ii) litigation brought in connection with the pending merger, (iii) the ability to maintain relationships with customers, employees or suppliers as well as the ability to successfully integrate the businesses and (iv) the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect.

Any forward-looking statement speaks only as of the date of this earnings release and NSTAR undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.  You are advised, however, to consult any further disclosures we make in our filings to the Securities and Exchange Commission.  Other factors, in addition to those listed here, could also adversely affect NSTAR.

Profile

NSTAR, headquartered in Boston, is an energy delivery company with annual revenues of approximately $3 billion and assets of $8 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  For more information, go to www.nstar.com.

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